Exhibit 99.1

For Immediate Release

For information contact: Yvonne Donaldson BindView Corporation 1-713-561-4023 yvonne.donaldson@bindview.com	Bob Joyce Financial Dynamics 1-617-747-3620 bjoyce@fd-us.com

BindView Announces Financial Results for
Fourth Quarter and Full Year 2004

Company Provides 2005 Financial Outlook to Exceed $84.0 million in Revenues and $0.15 Earnings Per Share

HOUSTON — Feb. 8, 2005 — BindView Corporation (NASDAQ:BVEW), a leading provider of policy compliance, vulnerability management and directory administration solutions, today announced results for the fourth quarter and full year ended December 31, 2004. Revenues for the fourth quarter were $23.0 million, in line with revised estimates issued January 11, 2005, with net income of $1.7 million ($0.03 per share), exceeding revised estimates. Revenues for the full year were $72.9 million, up 8 percent from 2003.

Revenues of $23.0 million for the fourth quarter of 2004 were below $23.8 million reported in the fourth quarter of 2003, primarily on lower license revenues from 7-figure transactions and the lack of typical year-end budget-flush spending. License revenues for the fourth quarter were $13.4 million, compared with $15.4 million in the fourth quarter of 2003. Services revenues for the fourth quarter were $9.6 million, compared with $8.3 million for the same period in 2003. Services revenues for the fourth quarter of 2004 were comprised of $7.9 million in maintenance and $1.7 million in professional services compared with $7.0 million in maintenance and $1.3 million in professional services in the fourth quarter of 2003.

Net income for the fourth quarter of 2004 was $1.7 million ($0.03 per share), compared with $2.2 million ($0.04 per share) reported in the fourth quarter of 2003. Net income for the fourth quarter of 2004 exceeded revised estimates by $0.9 million, primarily on higher revenues and lower incentive compensation. Net income for the fourth quarter of 2004 includes special charges of $2.5 million ($0.05 per share). These charges are comprised of professional fees of $1.1 million and employee severance and restructuring charges of $0.6 million for the Company’s completed investigation of its Latin America operations; and $0.8 million for the development of video-based training materials.

Revenues for the full year 2004 were $72.9 million, compared with $67.7 million in 2003. Licenses revenues for the full year 2004 were $35.8 million, compared with $35.4 million in 2003. Service revenues for the full year 2004 were $37.1 million, compared with $32.3 million in 2003, primarily on increased demand for professional services bundled with product sales. Net loss for the full year 2004 was $5.1 million ($0.11 per share), compared with $3.8 million ($0.08 per share) in 2003.

At December 31, 2004, the Company’s cash, cash equivalents and short-term investments were $32.6 million compared with $35.4 million at December 31, 2003. The year-over-year decline includes $2.3 million to repurchase 0.8 million shares of the Company’s common stock and $1.8 million to develop video-based training materials. The Company had no outstanding debt at year end.

“We believe the underlying fundamentals of our business are strong going into 2005, and despite less-than-satisfactory revenue results in the second half of 2004 our revenues grew for the second consecutive year,” said BindView CEO Eric J. Pulaski. “We believe we have a well-defined game plan for improving our growth profile in 2005, supported by a healthy pipeline that includes maturing 7-figure transactions to help achieve our estimates. Market drivers for IT Security and Compliance represent significant opportunity, and I am very encouraged with what we are seeing in the marketplace as well as our prospects for achieving our targets throughout 2005.”

2005 Financial Outlook
The Company estimates revenues for 2005 will exceed $84.0 million and net income will exceed $7.6 million ($0.15 per share). Revenues for the first half of 2005 are estimated to range between $35.0 million and $38.0 million, and net results to range between a net loss of $1.2 million ($0.02 per share) and net income of $1.0 million ($0.02 per share). Revenues for the first quarter of 2005 are estimated to exceed $16.0 million and the resulting net loss will be below $2.4 million ($0.05 per share). The estimates for net results do not include any special charges the Company may incur during the year.

The aforementioned estimates do not include the effects of Financial Accounting Standard No. 123 R, “Share-Based Payment,” that requires companies to expense the value of employee stock options and similar awards for interim periods beginning after June 15, 2005. Once the Company has completed its study of the impact of the new standard, the Company will revise its estimates of net income for this expense.

Fourth Quarter Highlights
Strategic Customer Transactions: The Company closed more than 30 transactions with license revenues greater than $100,000 including:

•	A large U.S. financial services retailer extended its BindView IT Security Compliance capabilities in a 7-figure transaction.

•	One of the world’s largest athletic equipment manufacturers procured BindView capabilities to manage IT security and control requirements for its European operations.

•	One of the largest U.S. energy providers procured additional BindView capabilities to meet mandated IT Security Compliance requirements.

•	In a very competitive win that involved displacing an incumbent vendor, one of the nation’s largest publishing organizations procured BindView software to meet its security and compliance requirements.

New Product Release: Completed testing and development for Compliance Center 2.0, the Company’s next-generation flagship solution, which helps organizations establish internal IT controls and standards for meeting regulatory due care, then measures results against established benchmarks. Announced integration capabilities with Remedy Help Desk and HP Service Desk, helping IT operations automate a closed-loop lifecycle for remediating security and compliance vulnerabilities.

Executive Appointment: Promoted Arshad Matin to President and Chief Operating Officer, responsible for worldwide operations for sales, marketing, products, services and corporate development.

Customized e-Learning: Announced the availability of new e-learning capabilities for customers and partners to complement current instructor-led training.

Vulnerability Alerts: Issued three Media Advisories for seven newly discovered global vulnerabilities affecting customer IT infrastructures.

INSIGHT05 Customer Forum: Announced that Frank W. Abagnale — one of the world’s most respected authorities on the subject of forgery, embezzlement and secure documents — will be the featured guest keynote at the Company’s annual user forum March 9, 10 and 11. In addition, the Company also announced it will feature a director-level track for IT Security Compliance professionals.

Industry Thought Leadership: Participated in advancing recommendations to U.S. Federal Government agencies and the Bush Administration for securing cyberspace through membership in the Cyber Security Industry Alliance (CSIA). Provided additional support for CSIA in its report outlining the information security implications of Section 404 of the Sarbanes-Oxley Act.

Scheduled Q4 Conference Call
The Company plans to release its fourth-quarter and year-end results after the stock market closes on Tuesday, Feb. 8, 2005, at 4:00 P.M. CST. The call will be hosted by BindView Chairman and CEO Eric J. Pulaski and President and COO Arshad Matin.

Date/Time:	Feb. 8, 2005 — 4:00 p.m. CST

Dial-In Numbers:	+1-800-475-3716; Code 614442 (for domestic callers) +1-719-457-2728; Code 614442 (for international callers)

Replay Numbers:	+1-888-203-1112; Code 436849 (for domestic callers) +1-719-457-0820; Code 436849 (for international callers) Available at 7:00 p.m. CST, Feb. 8, through Mar. 8, 2005

About BindView

     BindView Corporation is a leading provider of proactive business policy, IT security and directory management software worldwide. BindView solutions and services enable customers to centralize and automate policy compliance, vulnerability assessment and directory administration across the entire organization. With BindView insight at work™, customers benefit from reduced risk and improved operational efficiencies with a verifiable return on investment. More than 20 million licenses have shipped to 5,000 companies worldwide, spanning all major business segments and the public sector. Contact BindView via e-mail at info@bindview.com or visit BindView’s website at http://www.bindview.com. BindView can also be reached at 1-800-749-8439 or at 1-713-561-4000.

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Statements in this news release not based on historical fact are “forward-looking” statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of factors such as the risk factors and other matters described from time to time in BindView’s Form 10-K filings, Form 10-Q filings, and other periodic filings with the Securities and Exchange Commission, including without limitation the time required for large transactions to close and the general willingness of customers to make investments in information technology.

Editors Note: BindView®, the BindView logo, and the BindView product names used in this document are trademarks of BindView Development Corporation, which may be registered in one or more jurisdictions. The names of products of other companies mentioned in this document, if any, may be the registered or unregistered trademarks of the owners of the products.

BindView Development Corporation
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues:
Licenses	$13,358	$15,415	$35,767	$35,357
Services	9,604	8,344	37,133	32,315

	22,962	23,759	72,900	67,672

Cost of revenues:
Licenses	292	178	1,015	527
Services	2,030	1,862	8,022	6,954

	2,322	2,040	9,037	7,481

Gross profit	20,640	21,719	63,863	60,191
Operating costs and expenses:
Sales and marketing	9,668	10,744	38,208	36,040
Research and development	5,545	5,058	21,164	18,423
General and administrative	3,270	2,150	9,114	7,750
Restructuring	599	1,635	748	2,184

	19,082	19,587	69,234	64,397

Operating income (loss)	1,558	2,132	(5,371)	(4,206)
Other income, net	178	99	535	447

Income (loss) before income taxes	1,736	2,231	(4,836)	(3,759)
Provision for income taxes	—	50	273	50

Net income (loss)	$1,736	$2,181	$(5,109)	$(3,809)

Income (loss) per share:
Basic	$0.04	$0.05	$(0.11)	$(0.08)

Diluted	$0.03	$0.04	$(0.11)	$(0.08)

Number of shares used to calculate per share amounts:
Basic	47,431	46,978	47,356	46,714
Diluted	50,573	49,638	47,356	46,714

BindView Development Corporation
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2004	2003
	(Unaudited)

Cash and cash equivalents	$25,666	$35,449
Cash — restricted	2,250	2,250
Short term investments	6,974	—
Accounts receivable, net	14,657	14,066
Other	1,634	2,180

Total current assets	51,181	53,945

Property and equipment, net	6,664	6,564
Other	709	2,498

Total assets	$58,554	$63,007

Accounts payable	$3,023	$2,066
Accrued liabilities	5,307	4,879
Accrued compensation	3,603	5,275
Deferred revenues	11,963	13,253

Total current liabilities	23,896	25,473

Deferred revenues	2,707	1,477
Other	1,824	2,087

Common stock	1	1
Additional paid-in capital	106,244	105,176
Accumulated deficit	(77,316)	(72,207)
Deferred stock compensation	(789)	—
Note receivable from shareholder	(131)	(392)
Accumulated other comprehensive income	2,118	1,392

Total shareholders’ equity	30,127	33,970

Total liabilities and shareholders’ equity	$58,554	$63,007

Common shares outstanding	47,849	47,034